Exhibit 99.1

Franklin Financial Services Corporation

2015 Annual Meeting Speech

April 28, 2015

G. Warren Elliott, Chairman of the Board

F&M trust is a community bank. We are proud of that label, in fact we promote it.  But as you know, community banks are facing difficult times. A recent Wall Street Journal article ran with the headline "Tally of US banks sinks to record low".  The subtitle was even more telling:  "Small lenders are having the hardest time with new rules, weak economy and low interest rates".

Since the second quarter of 2010, immediately before the passage of Dodd- Frank, to the third quarter 2014, the US lost 14 percent of its small banks. At the same time, the five largest banks in the United States have grown to the point that as of 2014 they now hold 46% of the total US banking assets versus 18 percent that are held by all the small banks.  In all, the large banks control a total of 88% of all banking assets.

So the question becomes why do we need small banks, if at all?

According to an article written in March of this year by some folks at the Mercatus Center of George Mason University "Small Banks play a critical role in the US banking system and are particularly important in rural and small metropolitan areas".

I believe that our market area qualifies as both rural and small metropolitan.

They go on to say that "small banks are key providers of certain products, such as small business loans, mortgages and farm loans. They typically fund themselves with customer deposits.  Small banks' community focus enables them to develop and maintain relationships with customers in a way that large banks without a deep local presence cannot.”

The key words that resonated with me from that article are: community, business loans, and relationships.

Upon further research I found that the American Enterprise Institute published an article entitled "The impact of Dodd- Frank on community banks".  We're hearing that term for a second time and you'll hear it again before I conclude, Dodd-Frank.

The article details the fact that community banks did not engage in widespread subprime lending, did not engage in securitization of subprime residential mortgages, and did not use derivatives to engage in risky speculation to maximize returns. In a word, AEI concludes that "community banks simply did not contribute to the recent financial crisis".

A final point made in the article is that "although policymakers enacted Dodd- Frank to avoid too big to fail situations, in reality it's effect is the opposite. The Act will force greater asset consolidation in fewer mega banks by increasing the competitive advantage large banks have over smaller banks".

So, according to the article, larger banks have a competitive advantage over F&M trust that was provided to them by the US government via Dodd-Frank.

Doesn't seem fair does it?

Particularly when you consider that despite the fact that large banks control 88% of US banking assets, small banks are responsible for 48 % of US small business loans, 43% of farm loans, 35% of commercial real estate loans, and 16% of all residential mortgages.

So with just 12 percent of the total resources, small banks are carrying the lion's share of the critical US lending that keeps our economy and our local communities financed.

What does all this mean to F&M Trust, our customers, our employees, and to you our shareholders?

It means that in many ways the deck is stacked against us from a regulatory standpoint, however as you will hear shortly from our President and CEO Bill Snell that despite these challenges your company is performing well.

Let me share with you a comment that I heard some time ago and that your board of directors embraces, that is that in today’s world you have to “earn your right to remain independent”.

In other words, we can't just be a community bank because we and many others believe that to be a good idea, we need to earn that right.

Let me describe to you some of the things that we are working on in that regard.

We have recently completed and are now implementing the most comprehensive aggressive strategic plan in this company's history. The plan speaks to goals in the areas of: performance, market share, profitability, cost containment, growth, succession planning, and branch network to name just a few.

We have redesigned and reorganized our board meetings and our agendas in order to visit and revisit individual strategies from the plan on at least a monthly basis.  It is a living document, and we are committed to seeing it implemented.

Also while speaking about our board; we have recently lost two longtime valuable members. Let me take a moment and have them recognized: Chuck Bender and Steve Patterson.

While we will miss them and their input, we are pleased to announce two new members: Tricia Lacey, and Greg Duffey.

We are excited about both of these individuals and the new talent and ideas that they will bring to our discussions.

We have also found a very capable replacement for Mr. Bender in his role as our audit committee chairman. I am pleased to announce that Skip Jennings will step into that role and we look forward to his leadership of that very important committee.

This board is keenly focused on profitability and growth.  In that regard, we are looking closely at each and every location in our branch network. We made the very difficult decision last year to consolidate several branches to enhance our bottom line.  It was not easy, but it was the right thing to do.

As a result, we will reallocate some resources to develop what we believe will be an example of the branch of the future. It's coming later this year and Bill will tell you more about it shortly.

At the same time, we are investing in our people. We are celebrating and rewarding success, and we are encouraging and providing for additional training and tools, like technology.  However, like with our branches, we are setting expectations and keeping a keen eye on performance  and  as a result will continue to make tough choices if necessary to make sure that we have the human resources that are a good fit to take us to the vision that is set out in our strategic plan.

So our response to Dodd Frank, increased competition, and burdensome regulatory and compliance costs is not to bemoan these factors and throw our hands up in despair, or to duck for cover and hope they change or go away.

Hope, it is said, is not a strategy. It is certainly not our strategy.

Through extensive planning, strategic visioning, market awareness, and hard work your board of directors and your President and CEO are committed to employing and deploying all the resources necessary to earn the right to remain independent.

As I conclude, I think that the next 12 months will include some of the most exciting times that I have experienced in my 20 plus years of board membership.

We welcome your participation and appreciate your continued support of F&M Trust, and I thank you for the honor and privilege to serve as your Chairman.